Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Lumexa Imaging Holdings, Inc. of our report dated June 11, 2025, except for the revision described in Note 12 and the change in composition of reportable segments described in Note 20 to the consolidated financial statements, as to which the date is November 17, 2025, relating to the financial statements of Lumexa Imaging Equity Holdco, LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 17, 2025